Exhibit 10.2

THIRD AMENDMENT
TO
CHANGE IN CONTROL EMPLOYMENT AGREEMENT

This Third Amendment to Change in Control Employment Agreement (this "Amendment") is made and entered into by and between Healthaxis, Ltd., a Texas limited partnership ("Healthaxis"), and Jonathan B. Webb (the "Executive"), to be effective as of the 20th day of April 2007.

WHEREAS, Healthaxis and Executive are parties to that certain Change in Control Employment Agreement dated as of January 1, 2002 (the "Agreement"), as amended pursuant to that certain First Amendment to Change in Control Employment Agreement dated as of January 1, 2003, and that certain Second Amendment to Change in Control Employment Agreement dated as of May 13, 2005, which sets forth, among other things, the terms and conditions pursuant to which Healthaxis or its successor will continue to employ the Executive and/or the amount of certain payments that would be made to the Executive upon certain events;

WHEREAS, the parties desire to further amend the Agreement as provided herein; and

WHEREAS, except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning specified in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Healthaxis and Executive do hereby agree as follows:

1. Employment Period. The current "Employment Period" as referenced in the Agreement commenced on May 13, 2005 and runs through May 13, 2008. As of the effective date of this Amendment, Healthaxis and Executive agree that the Employment Period is extended through October 20, 2008, and that beginning on April 21, 2007, and on each day thereafter, that the Employment Period shall be automatically extended by an additional one (1) day period. As a result, at any given time from and after the effective date of this Amendment, the remaining term of the Employment Period will be eighteen (18) months.

2. Severance Payments. Section 5(a)(i)(B) of the Agreement is hereby amended to provide that the Executive shall be entitled thereunder to a lump sum payment equal to the sum of "(x) one and one-half (1 1/2) times the Executive's Annual Base Salary and (y) the Executive's Target Bonus" [rather than the current language in the Agreement providing that the Executive shall be entitled thereunder to a lump sum payment of the Executive's Annual Base Salary and the Executive's Target Bonus].

3. Notices. The addresses for notice purposes in Section 11(b) of the Agreement are hereby amended to read as follows:

IF TO THE EXECUTIVE:

JONATHAN B. WEBB
At his current primary residence address as shown in the Healthaxis human resources records as of the date of the notice of the notice

IF TO THE COMPANY:

HEALTHAXIS, LTD.
7301 North State Highway 161, Suite 300
Irving, Texas 75039
Attention: President

Except as expressly amended as provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

EXECUTED by the parties to be effective as of the date set forth hereinabove.

HEALTHAXIS:		EXECUTIVE:

Healthaxis, Ltd.
/s/ Jonathan B. Webb

Jonathan B. Webb

By:	Healthaxis Managing Partner, LLC, General Partner

By:	/s/ John Carradine